Exhibit 5.1

Stradling Yocca Carlson & Rauth,

a Professional Corporation

Attorneys at Law

660 Newport Center Drive, Suite 1600

Newport Beach, California 92660

June 19, 2009

Clarient, Inc.

31 Columbia,

Aliso Viejo California 92656

Re:          Clarient, Inc., Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel to Clarient, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3 (File No. 333-160136), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission, relating to the offering by certain selling stockholders of the Company of up to 49,287,294 shares of the Company’s Common Stock, $0.01 par value per share (the “Shares”), as set forth in the prospectus dated August 20, 2009 that forms part of the Registration Statement (the “Prospectus”).  This opinion is delivered in connection with the proposed public offering by the selling stockholders of up to 16,000,000 Shares and an over-allotment option of 2,400,000 Shares (collectively, the “Offered Shares”) pursuant to the Underwriting Agreement dated August 27, 2009, by and between the Company and the underwriters named therein (the “Underwriting Agreement”), and as described in a supplement to the Prospectus dated August 27, 2009 (the “Prospectus Supplement”).  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).  As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the applicable provisions, as currently in effect, of the Delaware General Corporation Law, as amended.  We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules, or regulations may have on the opinions expressed herein).  As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Offered Shares have been validly issued, fully paid and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement.  We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.01 to the Company’s Current Report on Form 8-K to be filed on the date hereof and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

STRADLING YOCCA CARLSON & RAUTH

/s/ Stradling Yocca Carlson & Rauth